EXHIBIT 21
SUBSIDIARIES OF WAL-MART STORES, INC.
SUBSIDIARY	ORGANIZED OR INCORPORATED	PERCENT OF EQUITY SECURITIES OWNED	NAME UNDER WHICH DOING BUSINESS OTHER THAN SUBSIDIARY’S
Wal-Mart Stores East, Inc.	Delaware, U. S.	100%	Wal-Mart
Sam’s West, Inc.	Delaware, U. S.	100%	Sam’s Club
Sam’s East, Inc.	Delaware, U. S.	100%	Sam’s Club
Wal-Mart Property Company	Delaware, U. S.	100%	NA
Sam’s Property Company	Delaware, U. S.	100%	NA
McLane Company, Inc., and its subsidiaries	Texas, U. S.	100%	Wal-Mart
Cifra, S.A. de C.V.	Mexico	53%
ASDA Group Limited	England	100%	ASDA